Exhibit 5.1

LOEB&LOEB LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Direct 310.282.2000 Main 310.282.2000 Fax 310.282.2000

December 23, 2019

Iteris, Inc.

1700 Carnegie Ave.

Santa Ana, California  92705

Ladies and Gentlemen:

We have acted as counsel to Iteris, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling stockholders named therein (the “Selling Stockholders”) of 1,196,363 shares of the Company’s common stock, par value $0.10 per share (the “Shares”), comprised of (i) an aggregate of 868,774 Shares (the “Acquisition Shares”) that were issued to the Selling Stockholders on July 2, 2019, and (ii) an aggregate of 327,589 Shares (the “Retention Shares”) that are issuable to the Selling Stockholders as payment of retention bonuses pursuant to those certain Retention Bonus Agreements (the “Bonus Agreements”), each dated June 20, 2019, by and between the Company and the Selling Stockholders who are party thereto.

In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the (i) Registration Statement, (ii) the Restated Certificate of Incorporation of the Company, (iii) the bylaws of the Company, and (iv) certain records of the Company’s corporate proceedings.  We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.

Based upon and subject to the foregoing, we are of the opinion that (i) the Acquisition Shares are validly issued, fully paid and non-assessable, and (ii) the Retention Shares, when duly issued and delivered pursuant to the terms of the Bonus Agreements, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion as the effect of any other laws or those of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Sincerely yours,

/s/ LOEB & LOEB LLP

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